Exhibit 10.16

Baoji Jinqiu Printing & Packaging Co., Ltd.

Equity Transfer Agreement

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is made and entered into this 11th day of July, 2011 in People’s Republic of China (“PRC”), by and between:

Fufeng Jinqiu Printing & Packaging Co., Ltd. (the “Transferor”) is a limited liability company legally established under Chinese laws, with registered address at East Street, Shangdong Xiang, Fufeng County, Baoji City, Shanxi Province;

Asia Packaging & Printing, Inc. (the “Transferee”) is a limited liability company legally established under the laws of the United States, with registered address at 76 Cranbrook Road, Cockeysville, MD 21020, USA.

WHEREAS,

1.
Baoji Jinqiu Printing & Packing Co., Ltd (“Jinqiu”) is legally established joint venture under the PRC laws with the approval from Shanxi Province Government on March 31, 2010 (PRC Foreign Invested Enterprise Certificate No. [2010]002). Scope of business: Manufacturing paper box, card board, paper printing and trademark printing. The Transferor has 68% ownership of Jinqiu, and the Transferee has 32% ownership of Jinqiu.

2.
According to the capital verification report from Baoji Jinzheng Accounting Firm (No. [2010]201), the Transferor paid capital of RMB 6,240,000 to Jinqiu, fulfilling its obligation under the Joint Venture Agreement. The Transferee paid capital of RMB 3,000,000, fulfilling its obligation under the Joint Venture Agreement.

3.
As a shareholder of Jinqiu, the Transferor agrees to transfer the 68% ownership to the Transferee according to this Agreement; the Transferee agrees to purchase the 68% ownership of Jinqiu from the Transferor.

4.	The board of Jinqiu has resolved to approve the Share Transfer.

THEREFORE,

The two parties reach the following agreement upon friendly negotiation,

Article I     Definitions

1.1	“Parties”: Transferor and Transferee

1.2	“One party”: Transferor or Transferee

1.3	“Agreement”: this Share Transfer Agreements and its Appendix

1.4	“Shares”: Pursuant to this Agreement, the 68% interest of Jinqiu transferred from Transferor to Transferee

1.5	“Regulating Agency”: Shanxi Province Baoji City Economy and Foreign Trade Committee and its successors

1.6	“Registration Agency”: Shanxi Province Baoji City Economy and Foreign Trade Committee and its successors

1.7	“Business License”: the People’s Republic of China Business License with “Jinqiu” as its business name and “foreign invested” as its type

1.8	“Closing Day”: the date Jinqiu acquires its new business license as a foreign-invested company

1.9	“Execution Date” of this Agreement: the date where the share transfer is approved by the Regulating Agency

Article II. Share Transfer

2.1 The Transferor agrees to transfer the Shares to the Transferee with consideration of RMB 6,240,000. The Transferee agrees to accept the Shares per this Agreement.

2.2 On the Closing Day, the Transferor will have 100% ownership to Jinqiu.

Article III. Payment Method of the Consideration

3.1 Within three business days upon receiving the notice of the approval of Jinqiu’s Business License, the Transferor shall inform the Transferee the account (the “Account”) detail to which the fund in consideration of the Shares would be transferred.

3.2 Within ten business days after Jinqiu acquiring the Business License and receiving the notice of the Account, Transferee shall transfer the fund to the Account and inform the Transferor with written notice, provided the Transferee believes that the conditions listed in Section 3.3 below are satisfied or are not satisfied but have been otherwise waived by the Transferee. After that, both parties shall assist Jinqiu to get the approval from the Baoji branch of the State Administration of Foreign Exchange (“SAFE”).

3.3 Under any circumstances, the supervisor of the Share Transfer shall transfer the fund only if the following conditions are satisfied or otherwise be waived,

3.3.1 Jinqiu has acquired the approval from relevant governmental department of Asia Packaging & Printing Inc. as a foreign funded enterprise.

3.3.2 Jinqiu has the Business License.

3.3.3 The Transferor does not breach this Agreement, and no force majeure listed in this Agreement occurs.

3.3.4 There is no material misstatement or omission in either party’s Statement.

3.3.5 This Agreement is not amended by relevant governmental department.

3.3.6 This Transaction has been approved by relevant PRC laws.

3.4 Mutual consent: the exchange rate used in this Transaction is the US dollar and Chinese renminbi exchange rate announced by SAFE on the day of fund transfer.

Article IV. Effectiveness of the Share Transfer

Upon execution of this Agreement, rights, obligations and responsibilities incurred from the ownership of the Shares are transferred from the Transferee to the Transferor. Jinqiu will cease to be a joint-venture and become a foreign-owned enterprise.

Article V. Mutual Commitment

5.1 Both parties shall make best effort with all possible means to achieve this Share Transfer.

5.2 Both parties shall make best effort to get the approvals from relevant governmental agencies and when necessary, both Parties will submit joint applications.

5.3 Either party shall keep the other party updated in writing on any statements it makes and any situations which may raise conflicts of interests.

Article VI.  Statement and Guarantee of The Transferor

6.1 The Transferor is a legally established corporation under the PRC laws.

6.2 The Transferor and its representatives are legally authorized to execute this Agreement.

6.3 The Transferor will execute legally effective board resolution, approving the Share Transfer.

6.4 The Shares do not have any legal defects, including but not limited to pledge, mortgage or other forms of security, or instruments transferring shareholder rights to a third party.

6.5 The Transferor shall make best effort to cooperate with the Transferee and relevant governmental agencies to acquire governmental approval for the reformation of Jinqi, but not including executing legal documents.

6.6 Upon execution of this Agreement, directors of Jinqiu will be appointed by the Transferee. The Transferor will cooperate with the Transferee regarding the director change, including but not limited to executing documents.

6.7 Execution of this Agreement shall not violate any laws, ordinances, regulations, prohibitions, judgments, orders or court rulings. Execution of this Agreement shall not be in conflict with any other existing binding contracts between both parties.

Article VII. Statement and Guarantee of the Transferee

7.1 The Transferee is a legally established corporation under the laws of the United States.

7.2The Transferee and its representatives are legally authorized to execute this Agreement.

7.3 The Transferee will execute legally effective board resolution, approving the Share Transfer.

7.4 Execution of this Agreement shall not violate any laws, ordinances, regulations, prohibitions, judgments, orders or court rulings. Execution of this Agreement shall not be in conflict with any other existing binding contracts between both parties.

Article VIII. Taxes

Both parties shall bear the taxes incurred from the Share Transfer on their sides respectively. One party should reimburse the tax fees to the other party who has paid the taxes for such party in advance.

Article IX. Confidentiality

Unless requested by agencies or governmental departments authorized by law, both parties and their employees shall keep this Agreement and the business secrets acquired from this transaction confidential. Disclosure of abovementioned information is allowed if it is made to the directors, employees, business agents or affiliate companies as long as the information is within the scope of business.

Article X. Transfer of Corporate Documents

Upon execution of this Agreement, the Transferee shall transfer to Jinqiu all the corporate documents, including seal, checks, books, and contracts.

Article XI. Cancellation of This Agreement

This Agreement shall be canceled upon one or more of the following situation:

11.1 If Jinqiu is not able to get the Business License within six months after execution of this Agreement with reasons not attributable to either party, this Agreement may be canceled by either party with a written notice to the other party.

11.2 Within six months after execution of this Agreement, if the Transferee has evidence to show that the conditions in Article 3 Section 3 is not satisfied and are not otherwise waived, the Transferee may cancel this Agreement with written notice to the Transferor.

Article XII. Breach

12.1 Breach is defined as one party’s nonperformance or partial performance of this Agreement, or a violation of its statement or guarantee. The breaching party shall correct the breach within 15 days from the breach.

12.2 If the breach is corrected in 15 days, the breaching party shall pay to the non-breaching party a daily penalty which equals 1% of the total price.

12.3 If the breach is not corrected in 15 days, the non-breaching party may cancel the Agreement. If the Agreement is canceled, the breaching party shall pay to the non-breaching party a penalty which equals10% of the total price upon the receipt of written notice of cancellation from the non-breaching party. If the non-breaching party does not cancel the Agreement, the breaching party shall pay to the non-breaching party a daily penalty which equals 1% of the total price.

Article XIII. Force Majeure

“Force Majeure” means any cause beyond the reasonable control of a party, including but not limited to an act of God, act or omission of civil or military authorities of a state or a nation, governmental regulation rendering this Agreement illegal or unenforceable, fire, strike, flood, riot, war, delay of transportation, or inability due to the aforementioned causes to obtain necessary labor, materials or facilities. The suffering party shall inform the non-suffering party within 15 business days from the force majeure. The loss from the force majeure must be notarized by a notary public. Both parties shall determine through negotiation whether to perform the Agreement, to cancel the Agreement or to revise the Agreement to partial performance.

Article XIV. Applicable Laws

The applicable law to this Agreement is the laws of People’s Republic of China.

Article XV. Disputes

All disputes shall be solved by negotiation. If negotiation fails, either party is entitled mediation in Shanxi Mediation Commission. The Mediation is final and binding to both parties.

Article XVI. Miscellaneous

16.1. Complete Agreement – This Agreement is the complete understanding of the Share Transfer of both parties. This Agreement has incorporated all the oral agreements between the two parties concerning the Share Transfer.

16.2. Waiver – One party’s waiver of right does not relieve its obligation under this Agreement.

16.3. Amendments – If an amendment to this Agreement is needed, it is only valid upon execution of both parties.

16.4. Effectiveness – This Agreement is binding to both parties upon execution, and becomes effective when all the governmental approvals have been acquired.

16.5. Provision Validity – If any of the provisions in this Agreement is in conflict with laws, regulations or ordinances, such provision is void under the law. Other provisions remain enforceable.

16.6. Assignment – Assignment of rights or obligation is not allowed unless a written consent from the other party is obtained.

16.7. Appendix – Appendix is an integrated part of and with same legal effect as the Agreement. If the appendix is in conflict with the Agreement, the Agreement prevails.

16.8. Notice – Any notice in this Agreement shall be in writing, and shall be sent via express mail, fax or email to the residence addresses or other valid addresses.

16.9. Heading – The headings in this Agreement are for reference only, and shall not affect the interpretation of the provisions.

16.10. Copies – This Agreement shall be made in eight copies in Chinese. The Transferor, the Transferee and Jinqiu shall keep one copy each. The other five copies shall be filed with relevant governmental departments. All copies have same legal effect.

[No Text Below]

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and year first above written.

Transferor: Fufeng Jinqiu Printing and Packaging Co., Ltd.
Representative: /s/ Yongming Feng
Phone Number: 0917-5471054
Date: July 11, 2011

Transferee: Asia Packaging & Printing Inc.
Representative: Michael Segal
Phone Number:
Date: July 11, 2011